EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

            This Separation Agreement and Release ("Agreement") is made and entered into by and between MutualFirst Financial, Inc. (the "Company"), Mutual Federal Savings Bank (the "Bank") and Steven L. Banks (the "Employee").

W I T N E S S E T H

            WHEREAS, Employee entered into an Employment Agreement with the Company and the Bank as of December 31, 2003; and

            WHEREAS, Employee now desires to separate from employment prior to the end of the term specified in such Employment Agreement, and the Bank and the Company agree to allow Employee to separate prior to the end of the term specified in such Employment Agreement; and

            WHEREAS, Employee and the Bank are willing to terminate such Employment Agreement;

            NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

            1.     Termination of Existing Employment Agreement. The parties agree that the Employment Agreement between the parties is terminated in full effective on November 12, 2004. Employee will no longer be an employee of the Bank after November 12, 2004.

            2.     Retirement Benefits. The Company and the Bank agree to pay to the Employee the following:

a.	The Bank shall pay Employee as severance pay his current monthly salary of $18,183 for the remaining 26 months of the Employment Agreement paid in a one-time lump sum payment on the Effective Date (as defined in paragraph 4 below).

b.	The Bank shall pay Employee a lump sum payment of $76,418 on the Effective Date, as payment in full for the value of the Employee's health insurance ($17,619), the matching portion of the 401(k) contribution for the Employee ($14,183) and the employee stock ownership plan contribution for the Employee ($44,616) for a 26 month period, based upon such amounts paid during the 12 month period immediately prior to the Effective Date.

c.	On the Effective Date, the Company shall make a lump sum cash payment of $602,180 to Employee in lieu of, and as payment in full for, any further payments to or obligations under the Company's Director Shareholder Benefit Program or the trust established for the benefit of Employee thereunder.

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	d.	On the Effective Date, the Company shall make a lump sum cash payment of $1,646,931 to Employee in lieu of, and as payment in full for, any further payments to or obligations under the Company's Executive Shareholder Benefit Program or the trust established for the benefit of Employee thereunder.

	e.	Employee will have until the earlier of (i) February 12, 2005, or (ii) the original expiration date to exercise any outstanding stock options granted to Employee which have vested as of November 12, 2004.

	f.	All payments under subsections a, b and d of this paragraph 2 will be reported on Form W-2 to United States and State of Indiana tax authorities, and applicable deductions for payroll taxes will be withheld from such payments. All payments under subsection c of this paragraph 2 will be reported on Form 1099 to United States and State of Indiana tax authorities.

3.	Resignation from the Company and the Bank's Boards of Directors. Employee and the Company agree that this Agreement shall serve as Employee's resignation from the Boards of Directors of the Company and the Bank and any affiliated entities immediately upon execution of this Agreement. The effective date of such resignation will be the Effective Date.

4.	Release.

	a.	Employee, on behalf of the Employee and for anyone else who may make a claim on behalf of Employee, knowingly and voluntarily releases and discharges the Company, the Bank and any subsidiary companies, affiliates, operating groups, heirs, successors and assigns, and its and their officers, directors and employees ("Released Parties") from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly related to the Employee's employment with the Company and the Bank and his position as a director on the Company's and the Bank's and any affiliate's Board of Directors, except as otherwise provided herein. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (as amended by the Old Workers' Benefit Protection Act), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, any civil rights act of the state of Indiana and any other applicable civil rights laws or regulations, any

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applicable municipal civil rights ordinance, the Family and Medical Leave Act and any applicable state family and medical leave statute, any express or implied contract right, including the Employment Agreement, all benefit plans of the Company and the Bank, the Director Shareholder Benefit Program and the Executive Shareholder Benefit Program referred to herein, or any other federal, state, or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended; provided, however, that the Employee does not waive rights or claims that may arise after the date of this release.

With respect to any claim that Employee might have under the Age Discrimination in Employment Act of 1964, as amended:

	(i)	The Employee's waiver of said rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement;

	(ii)	The Employee acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement and he has done so;

	(iii)	The Employee acknowledges that he has been given a period of at least twenty one (21) calendar days within which to consider this Agreement; and

	(iv)	The Employee and the Company agree that the Employee has a period of seven (7) calendar days following his execution of this Release within which to revoke the Agreement.

The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the seven (7) calendar day revocation period expires. The date on which this seven (7) calendar day period expires shall be the Effective Date of this Agreement.

b.	The Company, on behalf of the Released Parties, knowingly and voluntarily releases and discharges the Employee from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly related to the Employee's employment with the Company and the Bank and his position as a director on the Company's and the Bank's and any affiliate's Board of Directors; provided, however, that the Company does not waive rights or claims raised by any of its banking regulators within two years of the Effective Date, or that may arise after the date of this release.

            5.     Covenant not to Sue. Except for actions excluded from Paragraph 4 above and for any breach of this Agreement, the parties to this Agreement agree not to file or

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commence any action or proceeding against any other party to this Agreement or any Released Parties with any local, state or federal agency or in state or federal court with respect to any matter that is the subject of the release given in Paragraph 4 above. The parties further agree to reimburse, defend and hold harmless the other parties to this Agreement and any of the other Released Parties against any such claims, causes of action or demands brought by or on behalf of a party hereto, except to the extent such claims, causes of action or demands are excluded from Paragraph 4 above.

            6.     Future Employment. The Employee agrees that he will not seek, nor be entitled to, employment with the Company or the Bank, and hereby waives any future right to consideration for employment by the Company and the Bank. The Employee and the Company agree that neither shall make any negative or disparaging remarks or comments to any other person and/or entity about the other party to this Agreement. In the event the Companys Human Resources Department receives a request for a reference in regard to the Employee from a prospective employer, the Companys Human Resources Department shall respond to same by providing the Employee's dates of employment and job title. The Companys Human Resources Department may also advise the caller that it is Company policy not to release any further information.

            7.     Confidentiality. Employee agrees that Employee will not use, divulge, sell or deliver to or for Employee or any other person, firm or corporation other than the Company or the Bank any confidential information of the Company and its affiliates in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, manuals, papers, contracts, strategic plans and any and all other documents containing trade secrets concerning the Company and its business operations ("Confidential Information"). Confidential Information does not include information available from or which can be ascertained through public means (e.g., phone books, published materials or industry publications). Employee will destroy or surrender to the Company all Confidential Information and all other property belonging to the Company or any of its affiliates on or before the Effective Date.

            8.     Non-Competition. Employee agrees during the period ending December 31, 2006, Employee will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any bank, savings association or other financial institution of any kind which maintains an office within Delaware, Randolph, Kosciusko or Grant counties in Indiana or in any contiguous counties thereto.

            9.     Breach. Employee agrees that should there be a violation or attempted or threatened violation of this Agreement, the Company or its affiliates or successor may apply for and obtain an injunction to restrain such violation or attempted or threatened violation, to which injunction the Company or its affiliates or successor shall be entitled as a matter of right, Employee conceding that such cannot

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reasonably or adequately be compensated in damages in an action at law, and that the right to said injunction is necessary for the protection and preservation of the Company's or its affiliates' or successor's rights and to prevent irreparable damages to the Company or its affiliates or successor. Such injunctive relief shall be in addition to such other rights and remedies as the Company or its affiliates or successor may have against Employee arising from any breach hereof on Employee's part.

            10.     Acknowledgment. Employee acknowledges and agrees that the release given in Paragraph 4 and the non-competition provision contained in Paragraph 8 are essential and material terms of this Agreement and without them no agreement would have been reached by the parties.

            11.     Terms Separable. The terms of this Agreement are separable so that if any term or provision is invalid or unenforceable, that term will be modified to make it valid or enforceable or deleted if incapable of being modified and the rest of this Agreement will remain in full force and effect.

            12.     Review of Counsel. Employee has read this Agreement and understands its terms and effects. Employee is signing this Agreement knowingly and voluntarily and with the intention of releasing all causes of action, liabilities, rights and claims described in Paragraph 4 above and acknowledges he has been advised to and has consulted with competent legal counsel of his selection.

            13.     Entire Agreement. This Agreement is the only agreement with respect to the subject matter hereof between the Company and Employee and replaces any prior agreement. This Agreement may only be modified in a writing signed by both parties.

            14.     Choice of Law.  This Agreement shall be governed by the laws of the State of Indiana.

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            Intending to be bound according to its terms, Employee and the Company signed this Agreement as of the dates stated below.

/s/ Steven L. Banks Steven L. Banks

November 5, 2004 Date

Received and agreed to by
MutualFirst Financial, Inc.

By:	/s/ David W. Heeter

Date:	November 5, 2004

Received and agreed to by
Mutual Federal Savings Bank

By:	/s/ David W. Heeter

Date:	November 5, 2004